Mail stop 3561

      October 14, 2005


Mr. James Nicol
Chief Executive Officer
Tomkins plc
East Putney House
84 Upper Richmond Road
London, SW15 2ST
United Kingdom

      Re:	Tomkins PLC
      Form 20-F for the year ended January 1, 2005
      File No. 001-13634
		Filed June 28, 2005

Dear Mr. Nicol:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

Via facsimile:  Kenneth Lever, CFO
		44 20 8874 3882